Exhibit 10.5

Dated 26th May 2006

(1) TALISMAN EXPRO LIMITED

(2) TALISMAN NORTH SEA LIMITED

HIVE-OUT AGREEMENT
in respect of interests in UKCS Licence P.219 and the Enoch Field

CMS Cameron McKenna LLP

Mitre House
North Silver Street
Aberdeen AB10 1RJ

T +44(0)1224 622002

F +44(0)1224 622066

Ref: NW/SMLR/0Z6417.00139

Table of Contents

1.	Definitions and interpretation

2.	Sale and Purchase of the Interests

3.	Consideration

4.	Completion

5.	Post Completion

6.	Indemnities

7.	No Warranty

8.	Confidentiality and Announcements

9.	Costs and Expenses

10.	Taxation

11.	Further Assurance

12.	Variation

13.	Severance

14.	Assignment

15.	General

16.	Rights of Third Parties

17.	Governing law

Schedule 1 Interests – Part 1

Schedule 2 Working Capital

THIS AGREEMENT is made the 26th day of May 2006

BETWEEN

(1)	TALISMAN EXPRO LIMITED, a company incorporated in England and Wales (registered number 3518803) whose registered office is at 20-22 Bedford Row, London WC1R 4JS (the “Seller”); and

(2)	TALISMAN NORTH SEA LIMITED, a company incorporated in England and Wales (registered number 01061863) whose registered office is 20-22 Bedford Row, London WC1R 4JS (the “Purchaser”).

WHEREAS the Seller wishes to sell and the Purchaser wishes to buy the Interests on the terms and conditions set out herein.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

Definitions

1.1	In this Agreement the following expressions shall, except where the context otherwise requires, have the following respective meanings:

“Accruals Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

“Affiliate” means in relation to a Party, any company or legal entity that controls or is controlled by, or which is controlled by an entity which controls, such Party, where “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights in a company or other legal entity, the right to appoint the majority of the board of directors (or equivalent body) of a company or legal entity or the contractual right to exercise a controlling influence over a company or other legal entity;

“Agreement” means this agreement including the recital and the Schedules attached hereto;

“Assignment Documents” means the assignment and novation agreements in respect of the Interests Documents, which shall (to the extent appropriate) be executed as execution deeds in accordance with the Master Deed issued by UKOOA and dated 28 April 2003 together with any other documents the Seller (acting reasonably) considers necessary to effect the assignment and transfer of the Interests to the Purchaser and to release the Seller and its Affiliates from contractual liability to the Relevant Third Parties and any other third parties with respect to the Interests, and shall include any documents the Seller (acting reasonably) considers necessary to effect the transfer of operatorship to the Purchaser or one of its Affiliates;

“Backstop Date” has the meaning given in Clause 2.3;

“Benefits” means income, receipts, rebates, credits and other benefits of whatsoever nature and howsoever arising;

“Block” means a licence block on the United Kingdom Continental Shelf;

“Business Day” means a day (other than a Saturday, a Sunday or a legal bank or public holiday) on which clearing banks are or, as the context may require, were generally open for business in England;

“Completion” means the completion of the sale and purchase of the Interests in accordance with the provisions of this Agreement;

“Completion Date” means the date on which Completion takes place;

“Conditions Precedent” means the conditions precedent to Completion set out in Clause 2.2;

“Confidential Information” has the meaning given in Clause 8.1;

“Consideration” has the meaning given in Clause 3.1;

“Data” means all data in the possession of the Seller relating directly to the Interests and forming part of the property jointly owned by the Seller and the other parties to the JOAs or the UOAs (as the case may be) including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained, but excluding internal memoranda, reports, interpretations and documents created for the Seller’s (or its Affiliates’) own use and Traded Data;

“Decommissioning Liabilities” means any Obligations incurred in relation to abandonment and/or decommissioning and/or removing and making safe all property (whether or not in existence as at the date of this Agreement) related to the Interests (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) whether such Obligations are incurred under or pursuant to any of the Interests Documents or under statutory, common law or other obligation (whether or not in existence as at the date of this Agreement) and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Environment” means all or any of the following, alone or in combination: the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed and land under water) and any ecological systems and living organisms supported by those media including man;

“Environmental Law” means all United Kingdom and European Union acts and laws, international treaties, national, federal, provincial, state or local statutes, the common law, and any codes of law (having legal effect), in any relevant jurisdiction concerning:

(a)	harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; and/or

(b)	emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any fixed or floating offshore installation; and/or

(c) worker or public health and safety,

and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice from time to time issued or made thereunder;

“Environmental Liabilities” means any Obligations in respect of the Interests under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such Obligations are incurred under or pursuant to any of the Interests Documents or under any Environmental Law or other obligation and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Field” means a hydrocarbon accumulation which forms part of the Interests as referred to in Schedule 1;

“Field Facilities” means the hydrocarbon production, processing and transportation facilities and the interconnecting pipelines used in relation to the Field and wholly owned by the Field Group;

“Field Group” means the parties to a JOA or UOA;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) which are capable of causing harm or damage to the Environment;

“ICTA” means the Income and Corporation Taxes Act;

“Indemnified Party” has the meaning given in Clause 6.6.1;

“Indemnifying Party” has the meaning given in Clause 6.6.1;

“Interests” means

(a)	the Seller’s undivided legal and beneficial interest in the Licence;

(b)	the Seller’s entire interest in and under the JOA in relation to the Licence;

(c)	the Seller’s entire interest in and under the UOA;

(d)	the Seller’s entire interest in the Field Facilities; and

(e)	the Data,

together in each case with all rights and obligations attaching thereto and including but not limited to (i) the right to take and receive a consequent share of all Petroleum produced under the Licences on and after the Completion Date and to receive the gross proceeds from the sale or other disposition thereof; (ii) a consequent share of the Seller’s right, title and interest in and to jointly-owned funds, jointly owned property and all other assets which are or may be owned pursuant to or under any of the Interests Documents; and (iii) all rights, liabilities and obligations associated with such interest under the Interests Documents;

“Interests Documents” means those documents listed as such in Schedule 1 which relate to each part of the Interests;

“JOA” means the joint operating agreement currently in force in respect of operations pursuant to a Licence and identified as such in Schedule 1;

“Licence” means the licences of which details are set out in Schedule 1;

“Licence Operator” means the entity appointed operator pursuant to a JOA and in the case of each Licence the current Licence Operator is identified in the relevant Part of Schedule 1;

“Obligations” means costs, charges, expenses, liabilities and obligations of whatsoever nature and howsoever arising;

“Operated Assets” means those parts of the Interests operated by the Seller as set out in Schedule 1;

“Operated JOAs and UOA” means the JOAs and UOA pertaining to the Operated Assets as set out in Schedule 1;

“Operator” means, where the context so requires, any of or all of the following:

(a) a Licence Operator;

(b) the Pipeline Operator; and/or

(c) the Unit Operator;

“Party” or “Parties” means a party or parties to this Agreement;

“Petroleum” shall have the meaning given in the Licences;

“Pipeline Operator” means the entity appointed operator in relation to a Pipeline System, as identified in Schedule 1;

“Pipeline System” means a pipeline system through which production from a Field or Fields is transported and which is identified and described in Schedule 1;

“Pounds Sterling” or “£” means the lawful currency for the time being of the United Kingdom;

“Relevant Third Parties” means the parties (other than the Seller and the Purchaser) to any or all of the Interests Documents;

“Securities and Exchange Commission” means the Securities and Exchange Commission of the United States of America;

“Secretary” means the Secretary of State for Trade and Industry of Her Majesty’s Government of the United Kingdom and any successor in relevant function in relation to the Licences;

“TCGA” means the Taxation of Capital Gains Act;

“Third Party” has the meaning given in Clause 6.6.1;

“Third Party Claim” has the meaning given in Clause 6.6.1;

“Traded Data” means, with respect to a Block comprised within the Interests, data which relates to an area outside such Block and which has been acquired by trade, purchase or otherwise by and on behalf of the Seller (either alone or in conjunction with third parties) from a third party or parties, and/or data which relates to such a Block and has been acquired as aforesaid which in both cases cannot be provided to the Purchaser because such transfer is prohibited by the agreement under which it was acquired;

“Unit Operator” means the entity appointed operator pursuant to a UOA;

“UOA” means the unitisation and operating agreement currently in force in respect of a Field identified as such in Schedule 1;

“VAT” or “Value Added Tax” means value added tax as charged under the Value Added Tax Act 1994; and

“Working Capital Adjustment” means the adjustment described in Clause 3.2.

Interpretation

1.2	All references to Clauses and Schedules (and Parts thereof) are, unless otherwise expressly stated, references to clauses of and schedules (and parts thereof) to this Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa.

1.5	References in this Agreement to any statute, statutory provision or other legislation include a reference to that statute, statutory provision or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or legislation.

1.6	Unless the context otherwise requires references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships and shall include such person’s successors and permitted assigns.

1.7	Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may have been amended, supplemented and/or novated from time to time.

1.8	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.9	References in this Agreement to the words “include”, “including” and “other” shall be construed without limitation.

2.	Sale and Purchase of the Interests

2.1	Subject to the terms of this Agreement, the Seller hereby agrees to transfer to the Purchaser and the Purchaser hereby agrees to acquire from the Seller the Interests.

2.2	The obligations of the Parties to complete the sale and purchase of the Interests under this Agreement are conditional on fulfilment or waiver, in accordance with the terms of this Agreement, of the following conditions (“Conditions Precedent”):

2.2.1	all necessary written consents, approvals or waivers, as the case may be, by the Relevant Third Parties in relation to (i) the transfer by the Seller to the Purchaser of the Interests; and (ii) the transfer of operatorship to the Purchaser or one of its Affiliates under the Operated Assets JOAs and UOA, being obtained (including the waiver, non-exercise or expiry of any pre-emption rights), in form and substance reasonably acceptable to the Seller and the Purchaser, and the execution of the Assignment Documents by such Relevant Third Parties (other than the Secretary); and

2.2.2	the Secretary’s consent (and any necessary Norwegian governmental consent) to the assignment of the Licences and the transfer of operatorship to the Purchaser or one of its Affiliates in respect of the Operated Assets being obtained in form and substance reasonably acceptable to the Seller and the Purchaser; and

2.2.3	such other actions as the Purchaser, acting reasonably, may require to transfer the Interests to it.

2.3	The Parties shall each use all reasonable endeavours to obtain fulfilment of the Conditions Precedent as soon as practicable and in any event by 30 November 2006 (or such later date as the Seller and the Purchaser may agree in writing) (the “Backstop Date”). If the Conditions Precedent are not satisfied or waived on or before the Backstop Date then this Agreement shall automatically terminate without liability to either the Seller or the Purchaser in respect of any such termination, save in respect of any prior breach of this Agreement.

2.4	Waiver of any of the Conditions Precedent set out in Clause 2.2 shall require the mutual written consent of the Seller and the Purchaser.

2.5	Neither the Purchaser nor the Seller shall be obliged to complete the purchase of any of the assets comprising the Interests unless the sale of all of the assets comprising the Interests are completed simultaneously.

3.	Consideration

3.1	The consideration for the transfer of the Interests shall be the payment by the Purchaser to the Seller of a sum determined on the Completion Date by the Seller to be an amount equal to the market value of the Interests at the Completion Date, exclusive of VAT and notified to the Purchaser (the “Consideration”), as adjusted pursuant to Clause 3.2.

3.2	The Working Capital Adjustment in respect of each of the Interests, which if positive, shall increase the Consideration, and if negative, shall reduce the Consideration, shall be the aggregate of the working capital balances calculated in respect of each of the categories listed in Part B of Schedule 2 as at the Completion Date by reference to the statement provided by the Licence Operator and otherwise in accordance with Schedule 2.

3.3	The Seller shall calculate the Working Capital Adjustment at a date prior to Completion and payment of such amount thereof by the Purchaser at Completion shall be in full and final settlement therefor.

4.	Completion

4.1	Completion under this Agreement shall take place at the offices of the Seller at a time agreed by the Parties.

4.2	On the Completion Date all but not part of the following business shall be transacted:

	4.2.1	The Purchaser shall:

pay to the Seller, or pay in accordance with a direction from an Affiliate to an Affiliate, the Consideration as increased or decreased by the Working Capital Adjustment;

deliver to the Seller (to the extent not already delivered prior to Completion) a copy of the releases, consents, approvals, confirmations or waivers, if any, referred to in Clause 2.2 and obtained by or on behalf of the Purchaser;

deliver to the Seller (to the extent not already delivered prior to Completion) a copy, certified as a true copy and in full force and effect by a director or the legal manager of the Purchaser, of (i) a resolution of the board of directors of the Purchaser authorising its entry into the transactions contemplated by this Agreement; and, if relevant, (ii) a Power of Attorney authorising a person or persons to sign this Agreement and the Assignment Documents on behalf of the Purchaser;

execute and deliver those of the Assignment Documents to which it is a signatory; and

perform such other actions and execute such other documents as may be required to transfer the Interests to it.

4.2.2	The Seller shall, after confirmation of receipt of the amounts payable under Clause 4.2.1(a), deliver to the Purchaser (to the extent not already delivered prior to Completion):

the Assignment Documents duly executed by all the Relevant Third Parties other than the Purchaser;

a copy of other releases, consents, approvals, confirmations or waivers, if any, referred to in Clause 2.2 and obtained by or on behalf of the Seller;

a copy, certified as a true copy and in full force and effect by a director or the legal manager of the Seller, of (i) a resolution of the board of directors of the Seller authorising its entry into the transactions contemplated by this Agreement; and, if relevant, (ii) a Power of Attorney authorising a person or persons to sign this Agreement and the Assignment Documents on behalf of the Seller; and

perform such other actions and execute such other documents as the Purchaser may reasonably require, to transfer the Interests to the Purchaser.

4.2.3	Title to the Interests shall pass from the Seller to the Purchaser upon Completion.

5.	Post Completion

5.1	The Seller shall ensure that (to the extent not delivered prior to Completion) the Interests Documents and all Data in the possession or control of the Seller (or copies thereof, if originals are not in the Seller’s possession) are made available for collection by the Purchaser within normal business hours as soon as reasonably practicable after the Completion Date.

5.2	Upon the Seller’s request, from time to time, the Purchaser will support any application by the Seller for release from any notice on notices issued to the Seller on any of its Affiliates under Section 29 of the Petroleum Act 1998.

6.	Indemnities

6.1	The Purchaser shall be liable for Obligations in respect of the Interests irrespective of when such Obligations are or were incurred and the Purchaser shall be entitled to all Benefits in respect of the Interests irrespective of when such Benefits accrue or accrued.

6.2	Save to the extent that account is taken thereof in the Working Capital Adjustment,

6.2.1	if any Obligations in relation to the Interests are incurred by the Seller after the Completion Date, the Purchaser shall reimburse and indemnify the Seller in respect thereof; and

6.2.2	if any Benefits in relation to the Interests are received by the Seller after the Completion Date, the Seller shall account to and reimburse the Purchaser in respect thereof.

6.3	Notwithstanding any other provision of this Agreement, the Purchaser covenants with the Seller that the Purchaser shall indemnify, defend and hold the Seller and its Affiliates harmless against all and any Environmental Liabilities and/or Decommissioning Liabilities irrespective of when such liabilities are or were incurred, regardless of whosoever is or was a licensee under the relevant Licence or party under the relevant JOA or UOA or other relevant Interests Document and irrespective of the negligence or breach of duty (statutory or otherwise) of the Seller or its Affiliates.

6.4	The rights and obligations in this Clause 6 shall not come into effect unless and until Completion takes place.

6.5	Any amount to be paid or reimbursed in accordance with this Clause 6 shall be paid or reimbursed within ten (10) Business Days of receipt thereof (or, in the case of Obligations in relation to the Interests, within ten (10) Business Days of receipt of notification from the Party which has incurred such Obligations) to the Seller’s Account or the Purchaser’s Account (as appropriate).

6.6

6.6.1	Under this Clause 6, if any Person not a party to this Agreement (a “Third Party”) shall notify a Party (the “Indemnified Party”) with respect to any claim that the Third Party intends to bring or has brought (a “Third Party Claim”) against the Indemnified Party and which gives rise or would give rise to a claim for indemnification against the other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, giving reasonably detailed particulars of the Third Party Claim.

6.6.2	The Indemnifying Party will have the right to (and shall, if so requested in writing by the Indemnified Party) assume and conduct the defence of the Third Party Claim at its sole cost provided that the Indemnifying Party first indemnifies and holds harmless the Indemnified Party (to the Indemnified Party’s reasonable satisfaction) against all costs and liabilities it may incur as a result of allowing the Indemnifying Party the right to assume conduct of the Third Party Claim and provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

6.6.3	Unless and until an Indemnifying Party assumes the defence of the Third Party Claim as provided in Clause 6.6.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

6.6.4	Notwithstanding Clause 6.6.3, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

6.6.5	In the event of a Third Party Claim being made, each Party, subject to the other Party agreeing to keep the same confidential and to use the same only in connection with the Third Party Claim, agrees to provide to the other Party (and its authorised employees and its professional advisers) all material technical, legal and financial information reasonably necessary or conducive to the proper defence of the Third Party Claim.

6.7	In this Clause 6, “indemnity” means indemnity on an after tax basis. Such indemnity payments shall be treated as an adjustment to the Consideration. On “an after tax basis” for the purposes of this Clause 6.7 shall mean that in calculating the amount of an indemnity there shall be taken into account:

6.7.1	the amount by which any liability for taxation of the party to be paid is actually increased as a result of the indemnity payment being received; and

6.7.2	any withholding tax suffered on the payment of indemnity payment so that if withholding tax is suffered, the payer shall pay such sum to the payee as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding and in the event that the payer becomes entitled to a credit or repayment in respect of such withholding tax, it shall pay to the payer such amount (not exceeding the credits or repayment) as will leave the payee in no worse position than if the withholding had not been suffered.

6.8	The ascertainment of all Obligations and Benefits in relation to the Interests under this Clause 6 will be calculated on an Accruals Basis.

7.	No Warranty

7.1	The Purchaser shall accept without enquiry, requisition or objection such title as the Seller may have to the Interests. The Interests are sold without any warranty or representation by the Seller whether as to title or any other matter whatsoever.

7.2	The Purchaser acknowledges that it has not relied on any representation or warranty (written or verbal) in entering into this Agreement and the Seller neither makes any representation nor gives any warranty in relation to the Interests and the Purchaser affirms and acknowledges that it has made its own independent assessment and evaluation of the matters covered by this Agreement and shall have no claim against the Seller relating hereto.

8.	Confidentiality and Announcements

8.1	The existence and terms of this Agreement and all information furnished or disclosed to the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement (“Confidential Information”) shall be held confidential by the Parties and shall not be divulged in any way by a Party to any third party without the prior written approval of the other Party provided that a Party may, without such approval, disclose such Confidential Information to:

8.1.1	any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

8.1.2	any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution;

8.1.3	any department, authority, ministry or agency of any government or other governmental authority lawfully requesting such information;

8.1.4	any court or arbitral tribunal of competent jurisdiction acting in pursuance of its powers;

8.1.5	any of its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates;

8.1.6	the extent required by any applicable laws, or the requirements of any recognised stock exchange or the Securities and Exchange Commission in compliance with its rules and regulations; and

8.1.7	the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this undertaking.

8.2	No Party shall, and each Party shall procure that none of its Affiliates shall, issue or make any public announcement or statement regarding this Agreement or its terms or any transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

9.	Costs and Expenses

9.1	Save as stated in Clauses 6.6, 9.2 and Clause 10, the Seller and the Purchaser shall each pay its and its Affiliates’ own costs, expenses, duties and Taxation, except as otherwise expressly agreed in writing, in relation to the preparation and execution of this Agreement, the documents contemplated hereby or executed pursuant hereto and any transactions contemplated by this Agreement.

9.2	The Purchaser shall be responsible for the payment in a timely fashion of any and all stamp duties and charges payable on or in respect of this Agreement, the Assignment Documents and any related agreements and in respect of its or their subject matter and any similar duties and charges wheresoever arising.

10.	Taxation

10.1	The Parties agree that they believe that the transfer falls within section 343 ICTA 1988 and section 171 TCGA 1992 and will file and use their reasonable endeavours to agree their tax computations on this basis.

10.2	For the purposes of calculating any losses for the trade that has been transferred to the Purchaser pursuant to this Agreement all income and expenditure and any hedging losses relating to the assets that have been transferred pursuant to this Agreement will be taken into account.

11.	Further Assurance

The Seller and the Purchaser shall co-operate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may reasonably be requested from time to time in order to carry out, evidence and confirm their rights under, and the intended purpose of, this Agreement.

12.	Variation

The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

13.	Severance

Each provision contained in this Agreement shall be severable and distinct from each other provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

14.	Assignment

None of the rights or obligations of a Party under this Agreement are assignable without the prior written consent of the other Party.

15.	General

15.1	If there is any conflict between the provisions of this Agreement and the provisions of the Assignment Documents, the provisions of this Agreement shall prevail.

15.2	So far as it remains to be performed, this Agreement shall remain in full force and effect notwithstanding Completion.

15.3	No waiver by the Seller or the Purchaser of any breach of a provision of this Agreement shall be binding unless made expressly and in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

15.4	This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

15.5	This Agreement together with any document executed pursuant to this Agreement represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties (or any of them) with respect thereto and, to the fullest extent practicable under the relevant law, and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

15.6	This Agreement may be executed in any number of counterparts and by the Parties on different counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute one and the same agreement.

15.7	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

15.8	The indemnities provided in this Agreement shall apply irrespective of cause and notwithstanding the negligence or breach of duty (whether statutory or otherwise) of the indemnified Party and shall apply irrespective of whether the basis for any claim is statutory in tort, under contract, or otherwise at law.

16.	Rights of Third Parties

16.1	The Seller’s Affiliates shall be entitled to enforce the rights and benefits created in their favour in this Agreement against the Parties in accordance with the Contracts (Rights of Third Parties) Act 1999. Save as provided above, the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded. The Parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Seller’s Affiliate which are directly enforceable against the Parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Seller’s Affiliate. Any Seller’s Affiliate entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the Parties and which may affect the rights or benefits of any such Seller’s Affiliate.

17.	Governing law

17.1	The construction validity and performance of this Agreement shall be governed by English law (other than choice of law rules) and the Parties hereby irrevocably submit to the exclusive jurisdiction of the English courts.

AS WITNESS whereof this Agreement has been signed by the duly authorised representatives of the Parties on the day and year first above written.

Schedule 1

Interests – Part 1

Licences and other related information

Part A

Licence P.219

(a)	Block/ Co-venturers /Seller’s Percentage Interest

		Seller’s Percentage
Block	Co-venturers	Interest
16/13a	Talisman Expro Limited	30%

	Bow Valley Petroleum
	(UK) Limited
	Dana Petroleum (E&P)
	Limited
	Talisman LNS Limited
	Endeavour Energy UK
	Limited
	ROC Oil (GB) Limited
	Dyas UK Limited
Unit Interests	Talisman Expro Limited	24%

	Bow Valley Petroleum	12%
	(UK) Limited	—
	Dana Petroleum (E&P)	11%
	Limited	—
	Talisman LNS Limited	1.5%

	Endeavour Energy UK	10%
	Limited	—
	ROC Oil (GB) Limited	15%

	Dyas UK Limited	17.5%

(b)	Operator – Talisman Expro Limited

(c)	JOA — Joint Operating Agreement Production Licence No. P.219 dated 7 March 1986 (effective date 1 April 1985)

Enoch Field Unitisation and Unit Operating Agreement dated 1 July 2005 (effective date 20 June 2005)

(d)	Interests Documents — See Part 2

Interests – Part 2

	ENOCH FIELD	Barcode
LICENCE P.219 BLOCK 16/13A
LICENCE
1	Licence To Search And Bore For And Get Petroleum In Block 16/13 Dated 24 August 1972

2	Stamp Duty Agreement Dated 14 June 1989	TLM9134-60

3	Agreement For North Sea Petroleum Operations In Respect Of Licence P.219 Dated 3 October 1989	TLM9140-02

4	Deed Of Assignment Of UK Petroleum Production Licence No.P.219 Dated 3 October 1989	TLM9140-03

5	Deed of Assignment of UK Petroleum Production Licence No. P.219 Dated 2 January 1991	TLM9134-77

6	Novation Of Well Trade Agreement Dated 8 November 1991	TLM9134-63

7	UK Petroleum Licence No P.219 Deed Of Assignment Dated 26th March 1992	TLM9140-04

8	UK Petroleum Production Licence No. P.219 Deed of assignment dated 15 November 1993	TLM9134-59

9	Deed Of Licence Assignment In Respect Of United Kingdom Petroleum Production Licence P.219 Dated 5 August 1994	TLM8944-44

10	Deed Of Assignment Dated 6 December 1995	TLM9134-64

11	Deed Of Licence Assignment For Block 16/13a Licence P.219 Dated 12 January 1996	TLM9134-62

12	Deed Of Assignment Of UK Petroleum Production Licence P.219 Dated 30 July 1998	TLM4136-15

13	Deed Of Transfer Of Operatorship Block 16/13a Dated 30 July 1998	TLM4132-27

14	Deed Of Assignment Of UK Petroleum Production Licence P.219 Dated 30 December 2001

15	Deed Of Rectification Of Deed Of Assignment (30 December 2001) In Respect Of UK Petroleum Production Licence P.219 Dated 6 March 2002	TLM3924-106

16	Deed Of Assignment Of UK Petroleum Production Licence P.219 Dated 1 May 2002	TLM3924-115

17	Master Deed In Respect Of Licence P.219 Block 16/13a Dated 17 March 2004

18	Interest Assignment In Respect Of UK Petroleum Production Licences P.219 (Block 16/13a), P.120 (Block 22/16a), P.111 (Block 30/3a Upper- Above The Top Of The Danian/Ekofisk Layer) Dated 17 March 2004	00011566

19	Execution Deed Re: United Kingdom Petroleum Production Licence P.219 (Dated 24 August 1974), Joint Operating Agreement For United Kingdom Production Petroleum Licence P.219 Relating To Block 16/13a (Dated 7 March 1986) Dated 17 March 2004	00011568

20	Enoch Field Pre-Sanction Studies Agreement Dated 1 January 2005	00015721

21	Execution Deed In Respect Of Petroleum Production Licence P.219 Dated 13 January 2005	TLM8069-43

22	Oil Taxation Act 1975: Notice of Proposed Determination of Oil Field No. 399 Enoch Dated 22 March 2005	00017176

23	Execution Deed In Respect Of Licence P.219 (24 August 1972) Dated 19 May 2005	TLM8346-32

24	Determination of Oil Field No. 399 Enoch Dated 23 May 2005	TLM8346-33

25	Enoch Field Development Dated 1 July 2005	00017105

26	Dti Letter Re: Licence P.219 : Enoch Field Development Dated 4 July 2005	00017104

27	Deed Of Assignment To Licence P.219 Dated 10 August 2005

28	Supplemental Deed To Licence P.219 Dated 10 August 2005	00016788

OPERATING AGREEMENTS

1	Joint Operating Agreement For P.219 Dated 7 March 1986	TLM6963-91

2	Agreement For North Sea Petroleum Operations In Respect Of Licence P.219 Dated 3 October 1989	TLM8944-47

3	Assignment Of Percentage Interest Under P.219 Joint Operating Agreement Dated 3 October 1989	TLM8944-40

4	Novation of Joint Operating Agreement Relating to Petroleum Production Licence No. P.219 Dated 3 October 1989	TLM9134-72

5	Novation of Joint Operating Agreement Relating to Petroleum Production Licence No. P.219 Dated 2 January 1991	TLM8944-39

6	Novation Of Joint Operating Agreement Relating To Petroleum Production Licence No.219 Dated 20 March 1992	TLM9134-69

7	Amendment Of Novation Agreement (Dated 20 March 1992) Relating To Joint Operating Agreement For Licence P.219 (Block 16/13a) Dated 28 August 1992	TLM8944-37

8	Novation Agreement Relating To Joint Operating Agreement For Licence P.219 (Block 16/13a) Dated 15 November 1993	TLM8944-36

9	Novation Agreement In Respect Of The Joint Operating Agreement (Dated 7 March 1986) Licence P.219 Block 16/13a Dated 5 August 1994	TLM9134-73

10	Novation Agreement In Respect Of The Joint Operating Agreement (Dated 7 March 1986) Licence P.219 Block 16/13a Dated 5 August 1994	TLM8796-100

11	Novation Agreement Relating To Joint Operating Agreement For Licence P.219 (Block 16/13a) Dated 12 January 1996	TLM9134-66

12	Novation Agreement Relating To Withdrawl Under Joint Operating Agreement Licence P.228 Block 9/17a Dated 12 February 1998	TLM9140-01

13	Novation And Amendment Agreement In Relation To The P.219 Joint Operating Agreement (7 March 1986) Dated 30 July 1998	TLM4132-17

14	Novation And Amendment Agreement In Relation To The P.219 Joint Operating Agreement (7 March 1986) Dated 30 December 2001	TLM4381-18

15	Rectification Of Novation And Amendment Agreement In Relation To The P.219 Joint Operating Agreement Novation (30 December 2001) Dated 6 March 2002	TLM6963-89

16	Novation And Amendment In Relation To The P.219 Joint Operating Agreement (7 March 1986) Dated 1 May 2002	TLM3924-116

17	Master Deed In Respect Of Licence P.219 Block 16/13a Dated 17 March 2004	TLM6921-35

18	Transfer Of Operatorship Agreement In Relation To P.219 Block 16/13a Dated 17 March 2004	TLM6921-34

19	Execution Deed Re: United Kingdom Petroleum Licence
P.219 (Dated 24 August 1974), Joint Operating
Agreement For United Kingdom Production Petroleum
Licence P.219 Relating To Block 16/13a (Dated 7 March
1986) Dated 17 March 2004

20	Cost Sharing Agreement Relating To The Enoch Field Dated 1 January 2005	TLM8293-58

21	Execution Deed In Respect Of Joint Operating Agreement For P.219 Block 16/13a Dated 13 January 2005	TLM8069-43

22	Joint Bidding Agreement Dated 18 January 2005

23	Enoch Field Unitisation And Unit Operating Agreement Dated 1 July 2005	TLM8667-02

SALE & PURCHASE AGREEMENTS

1	Enoch Field Gas Purchase Agreement Dated 17 January 2006	TLM9134-56

2	Enoch Raw Gas Sale And Purchase Agreement Between Talisman Expro Limited And Bp Exploration Operating Company Limited Dated 24 February 2006	TLM9134-76

TRANSPORTATION & PROCESSING AGREEMENTS

1	Enoch Pipeline Liquids Transportation Agreement Between Marathon Oil UK, Ltd And The Enock Group Dated 17 January 2006	TLM9140-42

2	Platform Operating Services Agreement For The Processing Of Enoch Production In The Brae ‘A’ Facilities Dated 17 January 2006	TLM9140-43

3	Enoch Development Design And Construction Agreement Between The Enoch Group And The Brae Group Dated 17 January 2006	TLM9140-44

4	Enoch Pipeline Liquids Transportation And Processing Agreement, Section 1 Form Of Agreement Dated 24 February 2006	TLM9140-100

5	Enoch Field Pre-Sanction Studies Agreement Draft Dated 24 February 2005	TLM8293-59

6	Letter From Fina Re: Transfer Of Interests To Dyas Dated 29 April 2005

7	Execution Deed For Licence P.219 Joint Operating Agreement Block 16/13a (7 March 1986) Dated 19 May 2005	TLM8346-32

1	FPS Pipeline System Transportation And Processing Agreement Section 2 Conditions Of Contract Dated 24 February 2006	TLM9140-101

2	Pipeline Crossing And Proximity Agreement In Respect Of The Tiffany-Brae Pipepline And The Enoch- Brae Pipeline Dated 14 March 2006	TLM9134-01

3	Pipeline + Crossing Agreement In Respect Of The Tiffany-Brae Pipeline And The Enoch-Brae Pipeline Dated 14 March 2006

DTI

1	DTI Letter: Petroleum Act 1998 Invitation To Make Representations Under Section 31(4) Offshore Installations Re:All Subsea Equipment Including The Wellhead Protection Structure Associated With The Enoch Field Dated 21 November 2005	00017964

2	DTI letter dated 1 July 2005 re. Licence no p.219 development and production works during period 1 July 2005 to 31 December 2006	TLM8299-78

Schedule 2

Working Capital

Part A

1.	Pursuant to Clause 3.2 of this Agreement, the working capital balance for each of the Interests shall be determined in accordance with the provisions of this Schedule, by:

1.1	adding together the amounts of the Cash Balances, VAT Receivable, Other Assets, Inventory (net of Inventory Provisions) and Underlifts (the “Positive Balance”) for each Interest; and

1.1	adding together the amounts of any overdraft balance, VAT Payable, Accruals, Other Liabilities and Overlifts (the “Negative Balance”) for each Interest; and

1.2	deducting each Negative Balance from each Positive Balance, and adding together the net balances.

2.	Elements

2.1	The elements of working capital shall comprise those items set out in the Exhibit to this Schedule, which items shall have the following meanings:

“Cash Balances” means cash balances held by the Joint Account at the Completion Date;

“VAT Receivable/Payable” means VAT due to/from the Joint Account but not recovered/paid at the Completion Date;

“Other Assets” means other assets due to the Joint Account but unpaid at the Completion Date;

“Inventory” means the value of inventory reflected in the Joint Venture Billings and equipment held at the onshore warehouse, vendors yards and offshore;

“Inventory Provisions” means both general and specific provision made for obsolete, slow moving or defective items of inventory as adopted by the Joint Account at the Completion Date and as set out in the Joint Venture Billings;

“Accruals” means the amounts accrued by the Joint Account but unpaid as at the Completion Date;

“Other Liabilities” means the other liabilities accrued by the Joint Account but unpaid as at the Completion Date;

“Joint Account” means any joint account held by the relevant Licence Operator in accordance with each of the JOAs and any relevant pipeline operating agreement;

“Overlift/Underlift” means, in relation to the interest of the Seller in a Field, the amount in barrels by which the aggregate amount of Oil, or NGL products in metric tonnes, or Gas as described in the hydrocarbon accounts prepared by the Field Operator, lifted by the Seller on and before the Completion Date exceeds (in the case of Overlift) or falls short of (in the case of Underlift) the aggregate amount of production entitlement on and before the Comletion Date attributable to that interest. The Overlift/Underlift position of each Field at the Completion Date is set out in the relevant terminal accounts.

3.	Valuation of certain elements

For all elements of working capital, other than Overlift and Underlift, the figures shall be derived from the statements provided by the Licence Operator (Joint Venture Billings).

4.	Valuation of Overlift and Underlift for Crude Oil

The value of any Overlift/Underlift of a Field shall be taken to be the average price per barrel achieved from sales in the month prior to the Completion Date. Where no sales have occurred in the prior month then the actual sales in the months subsequent to the Completion Date as adjusted for the premium or discounts in current contracts will be used. In the case of Overlift, the resulting valuation will have deducted therefrom, any PRT net of CT paid or to be paid, by the Seller on such Overlift.

5.	Valuation of Overlift and Underlift for NGL Products

The value of any Overlift and Underlift of a Field shall be taken to be the average price per metric tonnes achieved from sales in the months subsequent to the Completion Date.

6.	Valuation of Overlift and Underlift for Gas Products

Overlift or Underlift gas entitlement balances present due to gas banking or daily nominations arrangements shall be determined with reference to the prevailing gas price invoiced in the prior month.

7.	Currency

Euro, GBP and other denominated amounts are to be translated into US Dollars at the applicable conversion rate.

Part B

Working capital balances shall be determined as set out above in respect of each of the Interests.

Exhibit

Form of Working Capital Statement

	100%
	Joint Venture	Interest
Interest	£	%	Interest Share £
	-	-
As per Joint Venture Billings
Cash
VAT receivable/payable
Other Assets
Inventory
Inventory Provisions
Accruals
Other Liabilities
	0		0

As per terminal accounts
TOTAL WORKING CAPITAL			0

SIGNED for and on behalf of	)
TALISMAN EXPRO LIMITED	) /s/ Jacquelynn F. Craw

SIGNED for and on behalf of ) TALISMAN NORTH SEA LIMITED ) /s/ Jacquelynn F. Craw SIGNED for and on behalf of	)
TALISMAN NORTH SEA LIMITED	) /s/ Jacquelynn F. Craw